Exhibit 10.8

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memo-
random of Agreement for sale and purchase of
ships. Adopted by The Baltic and International
Maritime Council (BIMCO) in 1956.
Code-name
Dated: 29th March, 2005	SALEFORM 1993
Revised 1966, 1983 and 1986/87.

IKAN BELIAK SHIPPING PTE., LTD., of Singapore
hereinafter called the Sellers, have agreed to sell, and
COAL PRIDE SHIPCO LLC, of the Marshall Islands
hereinafter called the Buyers, have agreed to buy

Name: m. v. “IKAN BELIAK”

Classification Society/Class: Nippon Kaiji Kyokai (“NK”)

Built: 1999	By: Imabari Shipbuilding Co. Ltd Marugame

Flag: Singapore	Place of Registration: Singapore

Call Sign: 9VAF2	Grt/Nrt: 37,689/24,199

Register Number: 390141

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.	Purchase Price

US$ 43,000,000 (Forty Three Million Dollars United States Currency) cash.

2.	Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) banking days from the date ~~of~~ this Agreement has been signed on facsimile by both parties, which shall be within 3 (three) working days of the date hereof. This deposit shall be placed with DNB NOR Bank ASA, Singapore Branch, 8 Shenton Way, #48-02, Temasek Tower, Singapore 068811 and held by them in a joint interest bearing escrow account No. 49995840 for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit and for the opening and closing of the escrow account shall be borne equally by the Sellers and the Buyers.

3.	Payment

The said Purchase Price (10% - ten per cent — deposit, 90% - ninety per cent cent - balance together with the estimated amount for bunkers and lubricants payable under Clause 7 herein based on the Master’s/Buyers’ Representative’s agreed figures and any other money payable by the Buyers to the Sellers) shall be remitted by the Buyers and paid in full free of bank charges to the Sellers’nominated account with DNB NOR Bank ASA, Singapore Branch, 8 Shenton Way, #48-02, Temasek Tower, Singapore 068811 on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5. See Also Clause 8.

4.	Inspections

a)	~~The Buyers have inspected and accepted the Vessel’s classification records.~~ The Buyers have ~~also~~ inspected the Vessel at/~~in~~. Portbury, Bristol/United Kingdom ~~on~~ between 27th March, 2005 and 29th March, 2005 and have accepted the Vessel following this inspection and therefore this ~~the~~ sale is outright and definite, subject only to the terms and conditions of this Agreement. However the Buyers have the right to inspect the Vessel’s NK classification records but this inspection does not constitute a subject to this sale nor prejudice the outright nature hereof.

~~b)*~~	~~The Buyers shall have the right to inspec Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s dock and engine log books shall be made available for examination by the Buyers, If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection. Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*~~	~~4 a) and 4 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~

5.	Notices, time and place of delivery

a)	The Sellers shall keep the Buyers ~~well~~ fully informed of the Vessel’s ~~itinerary~~ programme and shall provide the Buyers with 21, 14, 10, 7, 5, 3, 2 and 1 days notice of the expected date of ~~estimated time of arrival at the intended placo of drydocking/underwater inspection/~~delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery following divers’ inspection (See Clause 17 herein) in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over upon completion of the Vessel’s current Cosco Timecharter without any further laden legs free of cargo and charter free safely afloat at a safe and accessible berth or anchorage at/~~in~~ one major safe port always in the Sellers’ option within mutually acceptable ranges Worldwide within IWL always excluding UN/US restricted countries/areas and war/warlike countries/areas.

~~in the Sellers’ option~~

Expected time of delivery: between 1st August, 2005 and 30th September, 2005 in the Sellers’ option.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 30th September, 2005 in the Buyers’ option.

c)	~~If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the canceling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new canceling date. Upon receipt of such notification the Buyers shall have the option of either canceling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new canceling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new canceling date and shall be substituted for the canceling date stipulated in line 61.~~

In the event it is likely that the Vessel will not be able to deliver within the agreed cancelling date then the Sellers shall inform the Buyers in writing of this, either by telex or by facsimile, whereupon the Buyers will be obliged to inform the Sellers within 4 (four) working days of receipt of such notification whether they wish to extend the cancelling date shall be mutually agreed between both Buyers and Sellers. In the event of cancellation then the deposit along with accrued interest shall be returned to the Buyers.

If this Agreement is maintained with ~~the~~ a new cancelling date then unless otherwise agreed all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	~~Drydocking/~~ Divers Inspection See Clause 17 herein.

~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~b)**~~	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under with it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver~~

~~the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.~~

~~(iii)  the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the Survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’ work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).~~

~~*~~	~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

~~**~~	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.~~

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, ~~and~~  on shore ~~and on order~~. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property. ~~but spares an ordor are to be excluded.~~ Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment as well as GMDSS equipment, computers and printers shall be included in the sale without extra payment ~~if they are the property cf the Sellers.~~ All ~~Unused~~ stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): Specific Company software, Gas Bottles, Videotel.

The Buyers shall take over the remaining bunkers and unbroached and unused main engine and generator lubricating oils (including greases) which have not passed through the Vessel’s system ~~in storage tanks and sealed drums~~ and pay the Sellers’ last net purchased prices less any discounts as evidenced by copies of the relevant vouchers and discount agreement. ~~current net market price (excluding barging expenses at the port and date of delivery of the Vessels.~~

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.	Documentation

The place of closing: Singapore, at the offices of DNB NOR Bank ASA as specified in lines 20 and 26 herein.

In exchange for payment of the Purchase Price along with any other payments called for in accordance with this Agreement the Sellers shall furnish the Buyers with Bill(s) of Sale and other delivery documentation as required by the Buyers for registration and legal/valid transfer of the Vessel’s title to the Buyers and as is customary for sale and purchase transactions of this type, a list of which shall be advised by the Buyers and incorporated in an addendum to this Agreement within 30 (thirty) days of the date of this Agreement. ~~documents, namely:~~

~~a)~~	~~Legal Bill of Sale in form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel if free from all encumbrances, mortages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel’s registry of other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all existing manuals/instruction books/plans, main engine and generators’ previous overhaul reports etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in the same condition as she was at the time of inspection, ~~fair~~ normal wear and tear excepted.

However, the Vessel shall be delivered with her present class fully maintained free of ~~without condition~~/recommendations*, notations and free of average damage affecting the Vessel’s class, and with all her classification certificates and national/international trading certificates according to the vessel’s present flag, ~~as well as all other certificates the Vessel had at the time of inspection,~~ clean, valid and unextended ~~without condition/recommendation* by Class or the relevant authorities~~ for a minimum period of 3 (three) months at the time of delivery. All continuous surveys/survey cycles to be up to date and valid.

The Vessel shall be delivered in full accordance with the latest IMO, MARPOL, SOLAS, USCG regulations, applicable for foreign flag vessels.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense ~~upon arrival at on or about~~

These representatives are on board for the purpose of familiarisation of the Vessel’s operational characteristics and in the capacity of observers only, and they shall not interfere in any respect with the operation/manning of the Vessel.

The Buyers or Buyers’ representatives shall sign the Sellers’ standard letter of indemnity prior to their embarkation.

16.	Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in Singapore ~~London~~ in accordance with the Arbitration Acts 1996 ~~1950 and 1979~~ or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York,one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of onforcing any award, this Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at subject to the procedures applicable there.~~

~~The laws of shall govern this Agreement.~~

~~*~~	~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.~~

Clause 17.

No drydocking prior to delivery. However, the Buyers have the right to arrange at their risk and expense an inspection of the Vessel’s underwater parts utilising video camera by divers approved by NK Class with the NK Class surveyor and Buyers’/Sellers’ representatives in attendance.

The Vessel is to be made available to be inspected by divers in clear and suitable waters as required by the NK Class surveyor at the Sellers’ expense.

The Notice of Readiness for Delivery as referred to in Clauses 3 and 5 herein shall be submitted to the Buyers after divers inspection is completed and the Vessel is in all respects ready for delivery.

Should such divers inspection reveal any damage or structural defect to the Vessel’s underwater parts which would impose a recommendation against the Vessel’s present class, then:

In the event that Class imposes a recommendation that would require the Vessel to be drydocked, then the Sellers shall arrange at their expense for the Vessel to be drydocked and they shall repair the identified damage together with any other serious damage found which was not identified by diver, and for which class would impose a recommendation, and such damage(s) shall be repaired by the Sellers to Class satisfaction to obtain a clean certificate of Class for the identified damages only prior to delivery of the Vessel to the Buyers. The present Class shall at all times be the sole arbitrator as to whether underwater damage, if any, imposes a recommendation of Class.

Whilst the Vessel is in drydock the Buyers shall have the right to attend the Vessel and to clean, paint and carry out other minor works on Vessel’s hull only, (it is always understood that no other works on engines, machineries, deck etc., will be permitted) in relation with the drydocking whilst the Vessel is in drydock at the Buyers’ risk and expense provided such work does not interfere with the Sellers work and that such Buyers’ work shall be liaised with the Sellers’ attending superintendents.

In the event that the Buyers’ works are not completed prior to the time the Sellers have completed their work, then the Sellers have the right to tender Notice of Readiness whilst the Vessel is still in drydock provided, of course, the Vessel is in all respects ready for delivery in accordance with the terms of this Agreement.

Should the Buyers’ work still not be completed and the Vessel is unable to leave drydock because of this work within three (3) banking days after the Sellers have tendered a Notice of Readiness the Buyers shall take delivery of the Vessel in drydock and pay for the Vessel even though the Vessel remains in drydock. The cost for docking and undocking shall be for the Sellers’ account but the cost for any extra time spent in the drydock after the Notice of Readiness has been tendered by Sellers (and the three (3) subsequent banking days have lapsed), shall be for the Buyers’ account.

If any damage is found which results in a Class recommendation for which repair is not immediately required and may be deferred to the next scheduled drydocking or special survey, the Sellers shall have the option to settle the cost of repairing such damage based on the average of two quotes received from two reputable independent repair yards near to the delivery port - one each to be nominated by the Sellers and the Buyers. However it is always understood that the Sellers will only bear the direct repair cost always excluding any docking and/or service charges.

Clause 18.

The Sellers shall confirm in writing that to the best of their knowledge the Vessel is not Blacklisted by the Arab Boycott League, Damascus

Clause 19

All details of negotiations and of this sale shall be kept Strictly Private and Confidential

For the Sellers:	For the Buyers:
IKAN BELIAK SHIPPING PTE., LTD.	COAL PRIDE SHIPCO LLC

[ILLEGIBLE]	[ILLEGIBLE]

Attorney-in-fact

This document is a computer generated copy of “SALEFORM 1993”, printed by authority of the Norwegian Shipbrokers’ Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.

[ILLEGIBLE]

AMENDMENT NO.1 TO MEMORANDUM OF AGREEMENT

     This AMENDMENT NO. 1, dated as of June 27th, 2005 (this “Amendment”), to the MEMORANDUM OF AGREEMENT dated March 29, 2005 (the “MOA”) between IKAN BELIAK SHIPPING PTE., LTD, (“Sellers”) and COAL PRIDE SHIPCO LLC (“Buyers”), is entered into and effectuated by Buyers and Sellers (collectively, the “Parties”).

WHEREAS, the Parties hereto desire to amend the MOA to accurately reflect the agreement by the Parties.;

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree that the MOA is hereby amended as follows:

1.	Clause 18 of the MOA is hereby deleted in its entirety;

2.	Clause 19 of the MOA is hereby amended in it entirety to read as follows:

“19. This sale is to be kept strictly private and confidential between the Buyers, Sellers and brokers involved and is not to be reported; provided, however, that in the event that the Buyer or any of its affiliates are required to make disclosure pursuant to applicable law, regulatory authority or the rules or requirements of a stock exchange or stock market, such party shall be entitled to make the appropriate disclosure.”

3.	Except as expressly modified hereby, all other terms and conditions of the MOA remain in full force and effect.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

Sellers:

IKAN BELIAK SHIPPING PTE., LTD.

By:	[ILLEGIBLE]

Buyers:

COAL PRIDE SHIPCO LLC

By:	[ILLEGIBLE]